EXHIBIT 99.(a)(1)(E)

FORM OF EMAIL:
FINAL ELECTION CONFIRMATION STATEMENT (POST-EXPIRATION TIME)

To:	[NAME]
From:	karen.pereira@zoran.com
Subject:	Tender Offer Final Election Confirmation Statement

This notice is to inform you that Zoran has completed the Offer pursuant to the Offer to Amend Eligible Options (the “Offering Memorandum”) filed with the Securities and Exchange Commission on June 1, 2007 and separately provided to you.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Offering Memorandum.

Pursuant to the Offer, we have accepted your election with respect to your Eligible Option(s) and have amended the exercise price of your Eligible Option(s) as set forth below:

Eligible Option (Grant Number)	Original Date of Grant	Current Option Exercise Price	Shares Subject to Eligible Option	Measurement Date of Eligible Option	Adjusted Exercise Price	Cash Bonus

In addition, as a result of the amendment of your Eligible Option(s), you are entitled to receive the Cash Bonus(es) described above, payable at such time, and subject to the terms and conditions, as set forth in the Offering Memorandum.

We strongly encourage you to print a copy of this page and keep it for your records.